Filed pursuant to Rule 433 of the Securities Act, as amended

Issuer Free Writing Prospectus dated December 4, 2024

Relating to the Preliminary Prospectus dated November 13, 2024

Registration Statement File No. 333-276674

iOThree Limited Investor Presentation December 2024 . Filed pursuant to Rule 433 of the Securities Act, as amended Issuer Free Writing Prospectus dated December 4, 2024 Relating to the Preliminary Prospectus dated November 13, 2024 Registration Statement File No. 333 - 276674

FORWARD - LOOKING STATEMENTS This presentation contains forward - looking statements . All statements contained in this presentation other than statements of historical fact, including statements regarding iOThree Limited’s (the “Company’s” or “our”) future results of operations and financial position, business strategies and plans, potential growth opportunities, the effects of future regulation, and objectives of management, are forward - looking statements . The words “believe,” “may,” “should,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “will,” “expect” and similar words are intended to identify forward - looking statements, although not all forward - looking statements contain these identifying words . The Company may not actually achieve the plans, intentions and expectations disclosed in these forward - looking statements . Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward - looking statements . In addition, the forward - looking statements included in this presentation represent the Company’s views which may change due to subsequent events and developments . Forward - looking statements speak only as of the date of this presentation, and we undertake no obligation to update publicly or to revise any forward - looking statements to reflect new information, future events, or other factors after the date of this presentation, except as may be required by applicable law . Considering these limitations, you should not make any investment decision in reliance on forward - looking statements contained in this prospectus . The Company has filed a Registration Statement (including a preliminary prospectus) on Form F - 1 , as amended (File No . 333 - 276674 ) (the “Registration Statement”) with the United States Securities and Exchange Commission (“SEC”) for the offering to which this presentation relates . The Registration Statement has not become effective . Before you invest, you should read the prospectus in the Registration Statement, including the “Risk Factors” described therein, and other documents the Company has filed with the SEC for more complete information about the Company and the proposed offering . You may obtain these documents for free by visiting the SEC’s website at www . sec . gov . The preliminary prospectus dated November 13 , 2024 is available on the SEC website at : https : //www . sec . gov/Archives/edgar/data/ 1997637 / 000121390024097486 /ea 0200830 - 09 . htm . Alternatively, the Company or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Network 1 Financial Securities, Inc . , The Galleria, 2 Bridge Avenue, Suite 241 , Red Bank, NJ 07701 , Attention Adam Pasholk, email adampasholk@netw 1 . com , telephone (+ 1 ) 732 - 758 - 9001 , or contacting iOThree Limited, 140 Paya Lebar Road # 07 - 02 , AZ @ Paya Lebar, Singapore 409015 , Attention Fui Chu Lo, email hz@io 3 . sg , telephone (+ 65 ) 3105 - 1699 . This presentation and any oral statements made in connection with this presentation do no constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities of the Company in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction . The Company’s securities may only be sold pursuant to an effective Registration Statement filed with the SEC . This presentation contains certain data and information that we obtained from public and private publications, including industry date and information from publicly available sources, market research reports, and industry publications and surveys . Although we believe such information to be accurate, we have not independently verified the data from these sources . Statistical data in these publications also include projections based on a number of assumptions . *We will not incorporate the information contained on, or accessible through, our website into this prospectus, and you should not consider it a part of this prospectus. See offering documents for further risks and disclosures. There are no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of loss. www.iO3.sg *

OFFERING SUMMARY iOThree Limited Issuer Ordinary Shares, par value $0.00625 per share Securities IOTR (Nasdaq Capital Market) Proposed Ticker / Exchange 24,000,000 Ordinary Shares Pre - offering ordinary shares outstanding 2,125,000 Ordinary Shares offered by the Company and 500,000 Ordinary Shares offered by the Selling Shareholders Number of shares offered Up to 318,750 Ordinary Shares (15% of the Ordinary Shares sold by the Company) Over - allotment Option 26,125,000 Ordinary Shares (or 26,443,750 Ordinary Shares if underwriters exercise the over - allotment option in full) Post - offering shares outstanding Between $4 and $6 per Ordinary Share Offering price range Approximately $10.6 million from the sale of 2,125,000 Ordinary Shares by the Company and $2.5 million from the sale of 500,000 Ordinary Shares by the Selling Shareholders, at the midpoint of the price range assuming no exercise of over - allotment option ( We will not receive any proceeds from the sale of Ordinary Shares by the Selling Shareholders ) Estimated gross proceeds (i) Strategic growth through acquisitions in Southeast Asia, expansion into Asia and the Middle East, and upgrades to office and engineering facilities; (ii) expanding and enhancing our current solution offerings for JARVISS; (iii) obtaining class approval from major maritime organizations for our digital applications; (iv) marketing and branding; and (v) working capital and general corporate purposes. Use of proceeds Network 1 Financial Securities, Inc. Underwriter *We will not incorporate the information contained on, or accessible through, our website into this prospectus, and you should not consider it a part www.iO3.sg * of this prospectus. See offering documents for further risks and disclosures. There are no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of loss.

ACCELERATING MARITIME DIGITALIZATION 140 Paya Lebar Road #07 - 02 AZ @ Paya Lebar Singapore 409015 www.io3.sg* *We will not incorporate the information contained on, or accessible through, our website into this prospectus, and you should not consider it a part of this prospectus. See offering documents for further risks and disclosures. There are no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of loss.

iOThree Limited Who we are: • We are a leading provider of maritime digital technologies including satellite connectivity and digitalization solutions in Singapore focused on facilitating the maritime industry towards digital transformation. • We ranked fifth in the Singaporean market based on revenue from the provision of maritime connectivity and digital solutions with a market share of approximately 6.2% as of March 31, 2024 (based on the Frost & Sullivan Report issued in September 2024). • We have two operating segments: I. Satellite connectivity solution - we offer integrated satellite connectivity solution through the provision of satellite connectivity services and the sales and/or lease of satellite network equipment and devices ; and II. Digitalization and other solutions - “Just A Really Very Intelligent System” (“ JARVISS” ), our unique platform seamlessly integrates applications developed by us and third parties, simplifying maritime operations and fostering unprecedented efficiency, and leads us to be a pioneer of integrated maritime connectivity and digital solution providers Company Overview 1 www.iO3.sg * *We will not incorporate the information contained on, or accessible through, our website into this prospectus, and you should not consider it a part of this prospectus. See offering documents for further risks and disclosures. There are no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of loss.

Our Business Model

Our flagship solution — JARVISS Satellite Network Management Cybersecurity Data Acceleration V.Suite V.SION V.SIGHT V.IoT V.SECURE V.WEATHER V.MAIL

FRIDAY - maritime ERP system • Inventory Module • Purchase Module • Planned Maintenance System Module • Safety Module • Electronic Document (“E - Doc”) Module • Crew Management

INVESTMENT HIGHLIGHTS 2 Investment Highlights Loyal networks of customers and partners . We have developed long - term relationships and a broad network of customers and partners partners in Asia, including distribution in Indonesia, Thailand, and Malaysia . We also have connections with a few local agents who help market our products and solutions to potential customers in Taiwan and Vietnam . Proven track record in the industry and extensive possess industry experience. We strong research and and engineering We were named by development capabilities. Thetius, a consultancy maritime innovation company based in the United Kingdom, as one of the 50 most innovative startups and scaleups in the maritime industry in 2022 . We were also one of the 15 finalists for the OCBC (Oversea - Chinese Banking Corporation) Emerging Enterprise Award 2022 . Committed and experienced management team. Our Chief Executive Officer has over 20 years of experience in satellite and maritime industries and our Chief Commercial Officer has over 20 years of experience in the satellite communication industry. Culture of Growth and Innovation. *We will not incorporate the information contained on, or accessible through, our website into this prospectus, and you should not consider it a part of this prospectus. See offering documents for further risks and disclosures. There are no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of loss. www.iO3.sg *

GLOBAL MARKET SIZE Source: The Frost & Sullivan Report • Market size grew from $2,429.50 million in 2019 to $3,188.0 million in 2023, representing a CAGR of approximately 7.0% from 2019 to 2023. • Going forward, the market size is expected to reach $4,151.6 million in 2028, representing a CAGR of approximately 5.6% from 2024 to 2028. 3 Industry Overview *We will not incorporate the information contained on, or accessible through, our website into this prospectus, and you should not consider it a part of this prospectus. See offering documents for further risks and disclosures. There are no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of loss. www.iO3.sg *

ASIA PACIFIC MARKET SIZE Source: The Frost & Sullivan Report • Asia Pacific market has grown substantially from $1,015.50 million in 2019 to $1,374.0 million in 2023, reflecting a CAGR of approximately 7.9%. • Asia Pacific is poised for further growth, with the market projected to reach $1,847.4 million by 2028 and maintain a CAGR of around 6.2% through 2028. *We will not incorporate the information contained on, or accessible through, our website into this prospectus, and you should not consider it a part of this prospectus. See offering documents for further risks and disclosures. There are no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of loss. www.iO3.sg *

• Broaden and enhance our current solution offerings • Increase our geographical presence • Pursue mergers and acquisitions • Adapt to digitalization and changing market conditions • Broaden our partner ecosystem by forming strategic alliances 4 Growth Strategies GROWTH STRATEGIES *We will not incorporate the information contained on, or accessible through, our website into this prospectus, and you should not consider it a part of this prospectus. See offering documents for further risks and disclosures. There are no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of loss. www.iO3.sg *

5 Financial Performance FY2023 - 2024 FINANCIAL SUMMARY 339 411 450 400 350 300 250 200 150 100 50 0 FY2023 FY2024 No. of vessels served 21.2% 8,570 8,800 8,600 8,400 8,200 8,000 7,800 7,600 7,400 7,200 7,000 6,800 FY2023 FY2024 Revenue (US$'000) 14.4% 7,488 FY2024 vs FY2023 • Revenue increased as vessels served rose from 339 to 411 from March 31, 2023, to March 31, 2024. • Gross margin decreased due to: III. I. Increase in staff cost II. Lower margin from some customers as less engineering fee charged Special pricing was given to some customers who expanded their business volume with us. **Note: pp being percentage points *We will not incorporate the information contained on, or accessible through, our website into this prospectus, and you should not consider it a part of this prospectus. See offering documents for further risks and disclosures. There are no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of loss. www.iO3.sg *

FY2023 - 2024 FINANCIAL SUMMARY (CONT.) 726 1,631 - 1,800 1,600 1,400 1,200 1,000 800 600 400 200 FY2023 FY2024 Net cash provided by operating activities (US$'000) 124.7% *We will not incorporate the information contained on, or accessible through, our website into this prospectus, and you should not consider it a part of this prospectus. See offering documents for further risks and disclosures. There are no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of loss. www.iO3.sg *

BOARD AND MANAGEMENT TEAM Mr . Eng Chye Koh | Chief Executive Officer and Chairman Mr . Koh has over 20 years of experience in the satellite technology and maritime industries . He is passionate about facilitating the maritime industry towards digital transformation through technology - led solutions . With his enriched background and interest in technology including data - driven insights, Mr . Koh built his first satellite communication company in 2004 and later exited in 2018 . He is able to leverage his first - hand experience in satellite communication and strengthen the growth of our business . Having gained a wide array of experiences and skills from the technology and maritime industry, he is committed to taking our company to great heights with his effective leadership and in - depth knowledge . Ms . Joanna Hui Cheng Soh | Chief Commercial Officer and Director Ms . Soh has an impressive track record of sales experience within the satellite communication industry for over 20 years . She has experience in various functions including marketing communications, sales and account management in the maritime sector . With an excellent sales track record and industry reference, she has deep expertise in selling to clientele within the shipping industry . With years of close interaction with the customers and industry contacts, Ms . Soh’s professional experience and connections allow her to lead and strengthen our sales and marketing team to bolster our marketing efforts . Mr . Wei Meng See | Chief Technology Officer Mr . See has over 20 years of experience in marine engineering, navigation, communication and automation systems . He is a firm believer in committing oneself to fully understand core issues and developing solutions . With a keen interest in business analytics and information sciences, Mr . See supports all technical related functions within our company, helping to grow our software development and marine electronics team . Ms . Fui Chu Lo | Chief Financial Officer Ms . Lo has extensive experience in providing accounting and financial - related advice to public companies . She also has experience in advising companies on their restructuring plans and internal control systems and procedures . She is currently an independent director cum chairman of audit committee of a listed company in Singapore Stock Exchange . With her extensive knowledge in finance and accounting alongside her experience working with public companies, Ms . Lo is committed to leveraging her knowledge and experience to support the financial functions of our Company . *We will not incorporate the information contained on, or accessible through, our website into this prospectus, and you should not consider it a part of this prospectus. See offering documents for further risks and disclosures. There are no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of loss. www.iO3.sg *

INDEPENDENT DIRECTOR APPOINTEES** Mr. Wai Man Raymond Cheung An accomplished executive with extensive experience spanning leadership roles across diverse industries, including healthcare, ESG consultancy, fintech, asset management, and insurance . Currently serving as CEO of Basel Medical Group and CER Consultancy, he also holds senior positions at Lucerne Asset Management and Alpha Consultancy, among others . His career highlights include pivotal roles such as Regional Head of Insurance at Grab (Nasdaq : GRAB), Chief Strategy Officer at Symbo, and CEO of Allcars . A business graduate specializing in actuarial science, he is an active member of professional actuarial societies and serves as an independent director for multiple publicly listed companies in Singapore, bringing deep expertise in risk management and corporate governance . Mr. Ser Chiang Ng A seasoned legal professional with over two decades of experience, currently serving as a Partner at Elitaire Law LLP, a Singapore - based law firm . He has held key leadership roles, including Managing Partner and Sole Proprietor of Hameed & Company, before joining Elitaire . An advocate and solicitor of the Supreme Court of Singapore since 2000 , he holds a law degree from the University of Wolverhampton in the UK . In addition to his legal career, he is an Independent Director and Chairman of the Nominating and Remuneration Committees at HGH Holdings Limited, a publicly listed company on the Singapore Stock Exchange . Mr. Yuanting Zhang A finance professional with extensive experience in financial operations, auditing, and management, currently serving as Assistant Finance Manager at CCL Design (Singapore) Pte . Ltd . , where he oversees financial operations and audits in the electronics, automotive, and industrial sectors . Previously, he was an Accountant cum Operation Manager at AsiaPhos Ltd, a listed company in Singapore, and a Senior Audit Associate at Verity Partners . He holds a bachelor’s degree in Applied Accounting from Oxford Brookes University in the UK and a Diploma in Petrochemical Technologies . A Fellow of the Association of Chartered Certified Accountants (ACCA) and a member of Institute of Singapore Chartered Accountants (ISCA), he brings a strong blend of technical expertise and industry experience . **Appointments to be effective upon the effectiveness of the Registration Statement *We will not incorporate the information contained on, or accessible through, our website into this prospectus, and you should not consider it a part of this prospectus. See offering documents for further risks and disclosures. There are no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of loss. www.iO3.sg *

CONTACTS Lead Underwriter Network 1 Financial Securities, Inc.: Mr. Adam Pasholk (+1) 732 - 758 - 9001 adampasholk@netw1.com iOThree Limited: Ms. Fui Chu Lo (+65) 3105 - 1699 hz@io3.sg www.iO3.sg * *We will not incorporate the information contained on, or accessible through, our website into this prospectus, and you should not consider it a part of this prospectus. See offering documents for further risks and disclosures. There are no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of loss.